Exhibit 99

FOR IMMEDIATE RELEASE

Elisia Flores, CEO of L&L Franchise, named to
Hawaiian Electric Industries board of directors

HONOLULU, Nov. 29, 2021 – Elisia Flores, a recognized business leader with extensive local and national experience in corporate finance and international franchising, has been appointed to the board of directors of Hawaiian Electric Industries, Inc. (HEI) (NYSE:HE). Flores will continue to serve as a director of American Savings Bank, F.S.B. (ASB), HEI’s wholly owned bank subsidiary, where she has served as a director since 2018 and as audit committee chair since 2019.

Flores’ business acumen and innovation makes her a valuable addition to the HEI board. She was named Business Leader of the Year by Pacific Business News in 2020 and 2021. Her knowledge and sensitivities to Hawai‘i’s unique business and government environment also provides significant value.

Flores currently serves as CEO and vice chair of L&L Franchise, Inc. (L&L) which has more than 200 restaurants across the country and internationally. She is responsible for setting the strategic vision of the company and driving new growth initiatives. She has been instrumental in developing key partnerships to expand the L&L brand, strengthening the brand across markets and implementing national revenue generating programs for the franchises.

Prior to joining L&L, Flores worked for over 8 years at General Electric Company (GE) where she began as a corporate auditor responsible for significant audit and process improvements at GE Aviation, GE Corporate and overseas at GE Capital Interbanca (formerly an Italian financial services company). In 2010, Flores was promoted to senior finance manager for the West Region of GE’s Power Generation Services where she oversaw a portfolio of assets with an annual revenue of more than $750 million. Due to her ability to drive significant process improvements, to deliver on financial commitments and to support the West Region in exceeding targets, Flores was awarded the 2010 Contemporary Leadership Award by GE.

Flores also serves as a director for Hawai‘i Pacific Health, one of Hawai‘i’s largest health care systems, with a network of four hospitals, nearly 25 outpatient centers and 1,100-plus physicians on four islands.

Flores joins a diverse and talented board of directors at HEI, including: retired Admiral Tom Fargo, former Commander of the U.S. Pacific Command and current HEI chairman of the board; Connie Lau, HEI president and CEO; Celeste Connors, executive director of Hawai‘i Green Growth Local2030 Hub; Richard Dahl, former CEO of James Campbell Company; Peggy Fowler, former CEO of Portland General; Micah Kāne, president and CEO of Hawai‘i

-more-

HEI appoints Elisia Flores to board of directors

Community Foundation; Keith Russell, president of Russell Financial; and Jim Scilacci, former CFO of Edison International.

“Elisia has been a very effective director at American Savings Bank, and we are thrilled to appoint her to the HEI board,” said Fargo, HEI chairman of the board. “She is a proven leader and her perspective and insights will greatly support our strategy and vision across the HEI family of companies.”

“Elisia’s deep roots in Hawai‘i, combined with her keen interest in developing local talent and businesses, both here and abroad, will provide significant value to our board and our companies as we strive to be a catalyst for a better Hawai‘i.” said Lau, HEI president and CEO and ASB board chair.

Flores holds an executive MBA from UCLA, and a bachelor of science degree from USC. She serves on the boards of Diamond Head Theatre and the Hawaiian Humane Society. She is also a member of the advisory boards for the Patsy T. Mink Center for Business Leadership, Family Business Center of Hawai‘i and the Culinary Arts Program at Kapi‘olani Community College

About HEI

The Hawaiian Electric Industries, Inc. (HEI) (NYSE:HE) family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaiʻi. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaiʻi's population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, American Savings Bank, is one of Hawaiʻi’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI helps advance Hawaiʻi’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.

###

For media inquiries, please contact:

AJ Halagao
Vice President Corporate and Community Advancement
(808) 543-7625
ajhalagao@hei.com

Julie Smolinski
Vice President Investor Relations and Corporate Sustainability
(808) 543-7300
ir@hei.com